                                                                    Exhibit 12


                      SYRATECH CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS
                      BEFORE FIXED CHARGES TO FIXED CHARGES
                          (in thousands, except ratios)

                                                        Year Ended December 31,
                                                 -------------------------------------

                                                    1999         1998          1997
                                                 ----------   ----------    ----------
                                                            (As Restated)  (As Restated)
Excess (deficiency) of earnings
      available to cover fixed charges (1)
Earnings:
      Income (loss) before income taxes ......   $    9,440   $  (10,762)   $   (7,979)
Add: Fixed charges ...........................       25,960       25,232        18,112
                                                 ----------   ----------    ----------

      Earnings, as adjusted ..................       35,400       14,470        10,133
                                                 ----------   ----------    ----------

Fixed charges:
      Interest on indebtness .................       23,220       22,290        15,019
      Amortization of debt issuance costs ....        1,423        1,419         1,008
      Portion of rents representative of the
        interest factor ......................        1,317        1,523         2,085
                                                 ----------   ----------    ----------

      Fixed charges ..........................       25,960       25,232        18,112
                                                 ----------   ----------    ----------

      Excess (deficiency) of earnings to fixed
        charges ..............................   $    9,440   $  (10,762)   $   (7,979)
                                                 ==========   ==========    ==========

      Ratio of earnings to fixed charges .....         1.36           --            --

      (1) For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issuance costs, plus that portion of operating lease rental expense representative of the interest factor. The ratio of earnings to fixed charges is not shown for the years ended December 31, 1997 and 1998 due to a deficiency of earnings to fixed charges.